Exhibit 99.1

                                                           FOR IMMEDIATE RELEASE

          August 27, 2003
          Thomas S. Irwin (954) 987-4000 ext. 7560
          Victor H. Mendelson (305) 374-1745 ext. 7590

            HEICO CORPORATION REPORTS IMPROVED THIRD QUARTER RESULTS

HOLLYWOOD, FL, and MIAMI, FL -- HEICO CORPORATION (NYSE: HEI and HEI.A), today reported that net income for the third quarter of fiscal 2003 increased by 15% to $3,240,000, or 15 cents per share, from $2,829,000, or 13 cents per share, for the third quarter of fiscal 2002. Net sales for the third quarter of fiscal 2003 were up 7% to $45,412,000 from $42,587,000 in the third quarter of fiscal 2002.

For the first nine months of fiscal 2003, net income totaled $8,682,000, or 39 cents per share, on sales of $128,791,000. Net income for the first nine months of fiscal 2002 was $9,627,000, or 43 cents per share, on sales of $126,600,000. Net income for the first nine months of fiscal 2002 included $765,000, or 3 cents per share, from the after tax gain on the sale of a product line.

Cash flow from operating activities totaled $18.1 million for the first nine months of fiscal 2003, up $3.5 million from the first nine months of fiscal 2002, and equaled approximately 200% of the Company's net income.

Operating income increased 23% to $6,101,000 in the third quarter of fiscal 2003 from $4,954,000 in the third quarter of fiscal 2002. The improvement in operating income for the third quarter of fiscal 2003 was driven by higher sales and earnings within the Company's Flight Support Group (FSG). For the first nine months of fiscal 2003, operating income totaled $16,561,000 and approximated operating income for the same period of the prior year of $16,719,000. Operating income in the first nine months of fiscal 2003 principally reflects increased earnings within the FSG, offset by lower earnings within the Company's Electronic Technologies Group (ETG).

Sales within the FSG increased 10% to $32,742,000 in the third quarter of fiscal 2003 from $29,724,000 in the third quarter of fiscal 2002 reflecting increased revenues principally related to sales of new products and services and some recovery within the commercial aerospace industry. For the first nine months of fiscal 2003, FSG sales increased 8% to $95,004,000 from $88,316,000 in the first nine months of fiscal 2002, which is primarily attributable to new products and services.

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

Operating income of the FSG in the third quarter of fiscal 2003 increased 34% to $4,797,000 from $3,577,000 in the third quarter of fiscal 2002 and increased 23% to $14,336,000 in the first nine months of fiscal 2003 from $11,683,000 in the first nine months of fiscal 2002. These increases primarily reflect higher sales and improved operating margins, which increased with the higher sales levels.

Sales and operating income within the ETG of $12,814,000 and $2,702,000, respectively, for the third quarter of fiscal 2003 approximated sales and operating income for the third quarter of fiscal 2002 of $12,970,000 and $2,698,000, respectively. For the first nine months of fiscal 2003, sales and operating income within the ETG were $34,102,000 and $5,374,000, respectively, versus $38,734,000 and $8,789,000 in the first nine months of fiscal 2002. The decreases for the nine-month period primarily resulted from lower foreign military sales. In addition, operating margins were somewhat lower in the nine-month period due to a less favorable product mix.

Laurans A. Mendelson, HEICO's Chairman, President & Chief Executive Officer, remarked, "We are pleased to report continued improvements in sales and earnings for our Flight Support Group in fiscal 2003 versus fiscal 2002. The increases in the third quarter are a result of our continuing new product development efforts and also reflect some recent recovery in commercial aviation, both domestically and overseas. The commercial aerospace industry has recently been positively affected by the end of military conflict in Iraq and the subsiding impact of SARS.

"Our Electronic Technologies Group also reported an improved trend in sales and operating income in the fiscal 2003 third quarter. Third quarter fiscal 2003 sales and operating income were up 14% and 42%, respectively, compared to the second quarter of fiscal 2003. These increases reflect the shipments of some of the products whose delivery was delayed in the first half of the year.

"In addition, our cash flow from operations remained strong at an annualized rate in excess of $20 million, allowing us to reduce borrowings under our revolving credit facility by another $4 million in the third quarter to an aggregate reduction of $12 million since our last fiscal year end. July 2003 also marked another milestone for HEICO, when we paid our 50th consecutive semi-annual cash dividend since 1979.

"Based on the recent uptick in the commercial aerospace industry and our continued success in introducing our new products and services, we are now targeting fiscal 2003 earnings at the high end of the previously reported range of 50 to 55 cents per share on sales growth of 2% to 3% over our fiscal 2002 sales."

As previously announced, HEICO will hold a conference call on Thursday, August 28, 2003 at 8:30 a.m. Eastern time to discuss its third quarter results. Individuals wishing to participate in the conference call should dial:
U.S./Canada/International/Local 302-709-8328, wait for the conference operator and provide the operator with the "Verbal" Passcode/Conference ID 7004021. A digital replay will be available one hour after the completion of the conference for 14 days. To access, dial: U.S./Canada/International/Local 402-220-2946 and enter Passcode/Conference ID 7004021#.

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

HEICO Corporation is engaged primarily in certain niche segments of the aerospace, defense and electronics industries through its Hollywood, FL-based HEICO Aerospace Holdings Corp. subsidiary and its Miami, FL-based HEICO Electronic Technologies Corp. subsidiary. HEICO's customers include a majority of the world's airlines and airmotives as well as numerous defense contractors and military agencies worldwide in addition to communications, electronics and medical equipment manufacturers. For more information about HEICO, please visit our web site at http://www.heico.com.

The stock symbols for HEICO's two classes of common stock on most web sites are HEI and HEI.A. However, some web sites change HEICO's Class A Common Stock stock symbol (HEI.A) to HEI/A or HEIa.

Certain statements in this press release constitute forward-looking statements which may involve risks and uncertainties. HEICO's actual experience may differ materially from that discussed as a result of factors, including, but not limited to: lower demand for commercial air travel or airline fleet changes, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause our costs to complete contracts to increase; governmental and regulatory demands, export policies and restrictions, military program funding by U.S. and non-U.S. Government agencies or competition on military programs, which could reduce our sales; HEICO's ability to introduce new products and product pricing levels, which could reduce our sales or sales growth; HEICO's ability to make acquisitions and achieve operating synergies from acquired businesses, customer credit risk, interest rates and economic conditions within and outside of the aerospace, defense and electronics industries, which could negatively impact our costs and revenues. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Forms 10-K, Forms 10-Q and Forms 8-K. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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HEICO CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (Unaudited)

                                                                            Three Months Ended July 31,
                                                                         --------------------------------
                                                                              2003              2002
                                                                         --------------    --------------
Net sales                                                                $   45,412,000    $   42,587,000
Cost of sales                                                                30,276,000        27,651,000
Selling, general and administrative expenses                                  9,035,000         9,982,000
                                                                         --------------    --------------
Operating income                                                              6,101,000         4,954,000
Interest expense                                                               (307,000)         (473,000)
Interest and other income                                                        17,000            12,000
                                                                         --------------    --------------
Income before income taxes and minority interests                             5,811,000         4,493,000
Income tax expense                                                            2,107,000         1,472,000
                                                                         --------------    --------------
Income before minority interests                                              3,704,000         3,021,000
Minority interests in consolidated subsidiaries                                 464,000           192,000
                                                                         --------------    --------------
Net income                                                               $    3,240,000    $    2,829,000
                                                                         ==============    ==============

Net income per share:
    Basic                                                                $          .15    $          .14
    Diluted                                                              $          .15    $          .13

Weighted average number of common shares outstanding:
    Basic                                                                    21,122,443        20,944,797
    Diluted                                                                  22,239,765        22,532,844

                                                                            Three Months Ended July 31,
                                                                         --------------------------------
                                                                              2003              2002
                                                                         --------------    --------------
Operating segment information:-
    Net sales:
      Flight Support Group                                               $   32,742,000    $   29,724,000
      Electronic Technologies Group                                          12,814,000        12,970,000
      Intersegment sales                                                       (144,000)         (107,000)
                                                                         --------------    --------------
                                                                         $   45,412,000    $   42,587,000
                                                                         ==============    ==============
    Operating income:
      Flight Support Group                                               $    4,797,000    $    3,577,000
      Electronic Technologies Group                                           2,702,000         2,698,000
      Other, primarily corporate                                             (1,398,000)       (1,321,000)
                                                                         --------------    --------------
                                                                         $    6,101,000    $    4,954,000
                                                                         ==============    ==============

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HEICO CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (Unaudited)

                                                                             Nine Months Ended July 31,
                                                                         --------------------------------
                                                                              2003              2002
                                                                         --------------    --------------
Net sales                                                                $  128,791,000    $  126,600,000
Cost of sales                                                                85,978,000        81,455,000
Selling, general and administrative expenses                                 26,252,000        28,426,000
                                                                         --------------    --------------
Operating income                                                             16,561,000        16,719,000
Interest expense                                                               (937,000)       (1,735,000)
Interest and other income                                                       106,000           104,000
Gain on sale of product line                                                          -         1,230,000
                                                                         --------------    --------------
Income before income taxes and minority interests                            15,730,000        16,318,000
Income tax expense                                                            5,605,000         5,672,000
                                                                         --------------    --------------
Income before minority interests                                             10,125,000        10,646,000
Minority interests in consolidated subsidiaries                               1,443,000         1,019,000
                                                                         --------------    --------------
Net income                                                               $    8,682,000    $    9,627,000
                                                                         ==============    ==============

Net income per share:
    Basic                                                                $          .41    $          .46
    Diluted                                                              $          .39    $          .43

Weighted average number of common shares outstanding:
    Basic                                                                    21,042,765        20,890,792
    Diluted                                                                  22,190,241        22,575,196

                                                                            Nine Months Ended July 31,
                                                                         --------------------------------
                                                                              2003              2002
                                                                         --------------    --------------
Operating segment information:-
    Net sales:
      Flight Support Group                                               $   95,004,000    $   88,316,000
      Electronic Technologies Group                                          34,102,000        38,734,000
      Intersegment sales                                                       (315,000)         (450,000)
                                                                         --------------    --------------
                                                                         $  128,791,000    $  126,600,000
                                                                         ==============    ==============

    Operating income:
      Flight Support Group                                               $   14,336,000    $   11,683,000
      Electronic Technologies Group                                           5,374,000         8,789,000
      Other, primarily corporate                                             (3,149,000)       (3,753,000)
                                                                         --------------    --------------
                                                                         $   16,561,000    $   16,719,000
                                                                         ==============    ==============

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HEICO CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)

                                                               July 31, 2003       October 31, 2002 /(1)/
                                                            -------------------    ----------------------
Cash and cash equivalents                                   $         4,735,000    $            4,539,000
Accounts receivable, net                                             27,319,000                28,407,000
Inventories                                                          53,687,000                54,514,000
Prepaid expenses and other current assets                            10,766,000                11,106,000
                                                            -------------------    ----------------------
    Total current assets                                             96,507,000                98,566,000
Property, plant and equipment, net                                   40,145,000                40,059,000
Goodwill, net                                                       188,677,000               187,677,000
Other assets                                                         10,316,000                10,030,000
                                                            -------------------    ----------------------
    Total assets                                            $       335,645,000    $          336,332,000
                                                            ===================    ======================
Current maturities of long-term debt                        $            34,000    $            6,756,000
Other current liabilities                                            20,903,000                22,575,000
                                                            -------------------    ----------------------
    Total current liabilities                                        20,937,000                29,331,000
Long-term debt, net of current maturities                            43,985,000                49,230,000
Other non-current liabilities                                        15,300,000                12,394,000
                                                            -------------------    ----------------------
    Total liabilities                                                80,222,000                90,955,000
Minority interests in consolidated subsidiaries                      39,966,000                38,313,000
Shareholders' equity                                                215,457,000               207,064,000
                                                            -------------------    ----------------------
    Total liabilities and shareholders' equity              $       335,645,000    $          336,332,000
                                                            ===================    ======================

(1) Certain amounts in the prior year's financial statements have been reclassified to conform to the current year presentation.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

                                                                            Nine Months Ended July 31,
                                                                         --------------------------------
                                                                              2003              2002
                                                                         --------------    --------------
Cash flows from operating activities:
    Net income                                                           $    8,682,000    $    9,627,000
    Depreciation and amortization                                             3,754,000         3,345,000
    Gain on sale of product line                                                      -        (1,230,000)
    Decrease in accounts receivable                                           1,400,000         6,607,000
    Decrease (increase) in inventories                                        1,258,000        (4,434,000)
    Increase (decrease) in income taxes payable                                 545,000          (564,000)
    Other                                                                     2,472,000         1,252,000
                                                                         --------------    --------------
      Net cash provided by operating activities                              18,111,000        14,603,000
                                                                         --------------    --------------

Cash flows from investing activities:
    Capital expenditures                                                     (3,137,000)       (5,031,000)
    Acquisitions and related costs, net of cash acquired                     (1,530,000)       (5,770,000)
    Other                                                                       197,000           839,000
                                                                         --------------    --------------
      Net cash used in investing activities                                  (4,470,000)       (9,962,000)
                                                                         --------------    --------------

Cash flows from financing activities:
    Payments on revolving credit facilities, net                            (12,000,000)       (3,000,000)
    Other                                                                    (1,445,000)         (634,000)
                                                                         --------------    --------------
      Net cash flows used in financing activities                           (13,445,000)       (3,634,000)
                                                                         --------------    --------------
Net increase in cash and cash equivalents                                       196,000         1,007,000
Cash and cash equivalents at beginning of year                                4,539,000         4,333,000
                                                                         --------------    --------------
Cash and cash equivalents at end of period                               $    4,735,000    $    5,340,000
                                                                         ==============    ==============